Exhibit 99.7

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
October 26, 2011

Thank you Bill, and good morning everyone.

My comments relate primarily to the third quarter of 2011. We will file our form 10-Q later today. For the third quarter of 2011, Trinity reported earnings of 40 cents per common diluted share. This compares to 37 cents per common diluted share in the third quarter of 2010. Included in the results for both periods are certain non-recurring items, which make year over year comparisons difficult. I will provide highlights of these items during my remarks.

Revenues for the third quarter of 2011 increased to $797 million compared to $540 million in the same quarter last year resulting from a higher level of railcar and tank barge deliveries along with growth in our railcar leasing operations and an increased level of railcar sales from the leasing portfolio.

Trinity’s EBITDA during the third quarter increased to $150 million from $139 million in the same quarter of 2010. The reconciliation of EBITDA was provided yesterday in our press release.

The Rail Group recorded revenues of $320.9 million, a 145% increase over the same quarter in 2010 on the strength of 3,605 railcar deliveries compared to 1,140 a year ago. This reflects strong growth in demand during the last year and TrinityRail’s ability to successfully meet that demand. The Rail Group’s operating profit for the quarter increased to $18.2 million compared to $3.3 million a year ago due to higher volume and increased operating leverage.

During the third quarter, the Leasing Group reported revenues of $153.1 million and an operating profit of $64.2 million, including $29.3 million of railcar sales from the leasing portfolio that generated $6.5 million of operating profit, or 5 cents per share. This compares to revenues of $122.1 million and an operating profit of $52.9 million last year. Railcar sales from the leasing portfolio in the third quarter of 2010 totaled $7.2 million with an operating profit of $2.3 million, or 2 cents per share.

As Steve commented, selling railcars from the leasing portfolio is a regular activity that has a number of benefits. Selling railcars from the portfolio provides our leasing business with greater flexibility to meet the needs of customers who want to own as well as lease railcars. It also can help diversify portfolio composition, maximize returns and maintain a relatively low average age for the railcars within the portfolio. We expect that our leasing business will continue to sell railcars from its portfolio when favorable opportunities are available.

Our Inland Barge Group had another good quarter, reporting orders of $214 million while managing through the restoration of its Missouri facility, which was damaged by flood waters earlier this year. Revenues for the Inland Barge Group totaled $143.2 million with an operating profit of $26 million in the third quarter of 2011. During the third quarter of 2010, our Inland Barge Group was also recovering from a flood, this time at our Tennessee facility. For the third quarter of 2010, the group reported revenues of $98.9 million and an operating profit of $22.4 million, which included a gain on the disposition of flood damaged property, plant and equipment. Our Inland Barge team has done an outstanding job during the past two years meeting high levels of industry demand for barges while simultaneously dealing with two very destructive floods.

I mentioned earlier that certain non-recurring items affected results in both periods making year over year comparisons difficult. Flood-related insurance claim activity is one of the more significant items. During the third quarter of 2011, we finalized the settlement of our insurance claim from last year’s flood at our Tennessee barge facility. This settlement resulted in the recognition of $3.1 million of pre-tax income during the third quarter. We did not record any insurance gains or losses in the third quarter of 2011 from the flood at the Missouri facility. In addition, third quarter 2010 results included $9.7 million of net insurance claim activity from the Tennessee flood, which included a $10.2 million gain on the disposition of flood-damaged property, plant and equipment.

The Construction Products Group recorded third quarter revenues of $164.8 million and an operating profit of $17.8 million. This compares to revenues of $160.4 million and an operating profit of $20.3 million in the third quarter last year. The third quarter results for this group in 2010 included a non-recurring pre-tax gain of $3.8 million resulting from the divestiture of its asphalt business. This group has continued to perform well in a difficult construction environment. The group has made significant progress realigning its portfolio through a series of strategic acquisitions in the highway products space and a repositioning of assets in the concrete and aggregates businesses, to better meet the demand of its customers.

The Energy Equipment Group incurred an operating loss of $1.9 million in the third quarter on revenues of $111.6 million. This compares to revenues of $106.6 million and an operating profit of $6.0 million last year. The loss resulted from production inefficiencies in our wind towers business as it transitioned from manufacturing 80-meter towers to a new line of 100-meter towers.

As we mentioned in our guidance on last quarter’s earnings conference call, we incurred a one-time charge from the TRIP refinancing during the third quarter. This charge reduced pre-tax earnings by $2.4 million, or 2 cents per share.

The effective tax rate for the third quarter of 2011 was 40% compared to an effective tax rate of 32.5% for the third quarter of 2010. The 40% tax rate in the third quarter of 2011 reflects the increase in our business and investments in certain jurisdictions with higher tax rates. The lower tax rate in the third quarter of 2010 was primarily due to a favorable settlement of audits and the refund of state taxes in the third quarter of 2010.

As a recap, when you take into account the non-recurring items that I have discussed in my comments today, this year’s third quarter results from our core operations are a substantial improvement over the same period last year.

At September 30th, our balance of unrestricted cash totaled $273 million. When combined with available capacity under our corporate revolver and Trinity’s leasing warehouse facility, we had more than $800 million of available liquidity at the end of the third quarter.

We were pleased to announce last week the renewal of our $425 million unsecured corporate revolver through October 2016. This transaction reflects the continued support of our banking partners and provides us with the liquidity needed to pursue growth opportunities.

I will now discuss our forward-looking guidance.

For the fourth quarter of 2011, we expect earnings per common diluted share for the Company to be between 38 and 43 cents. This results in earnings per common diluted share of between $1.45 and $1.50 for the full year 2011. We expect our fourth quarter tax rate to be in line with our year to date rate of 39.6%.

We anticipate that the Rail Group will report revenues of between $420 and $440 million during the fourth quarter with an operating margin of between 6% and 8%. We expect our railcar manufacturing companies to deliver railcars to our leasing company that will result in an elimination of between $75 and 85 million in consolidated revenues and between 5 and 6 cents per share of profit. For the full year, we expect deliveries of railcars to the leasing portfolio with a value of approximately $330 to $340 million.

Inland Barge revenues are expected to be between $135 and $145 million in the fourth quarter with an operating margin in the range of 13% to 15%. The fourth quarter margin guidance assumes full recovery from the most recent flood and reflects the mix and pricing of the barges that will be delivered in the quarter.

In our Energy Equipment Group, we continue to deal with the transition issues associated with building larger wind towers. We are making progress in this area and expect that our results will begin to show improvement. However, we are unable to provide detailed guidance until we have a higher level of confidence in the timing of these improvements.

Our results for the fourth quarter will depend on a number of factors, including: the level of operating leverage we achieve as our rail businesses ramp up production in response to increased demand; the impact of product mix changes on our wind towers business; additional prospective sales of railcars from our leasing portfolio; and the impact of weather conditions on our Construction Products businesses. Our guidance does not incorporate any potential impact on earnings resulting from the ongoing insurance settlement related to this year’s flood in Missouri.

Our operator will now prepare us for the question and answer session.

— Q&A Session—